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EXHIBIT 10.13

LEASE

    THIS LEASE AGREEMENT (this "Lease") is entered into as of this 25 day of April, 2000, between Metro-Omaha Associates, L.L.C., a Nebraska limited liability company ("Landlord"), and X.Com Corporation, a California Corporation ("Tenant").

    1.  Lease Grant.  Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord premises comprised of approximately 24,359 rentable square feet as depicted in the plan attached as Exhibit A (the "Premises") in the office building known as The Metropolitan Business Center located on the majority of the south wing of the fourth floor and the entire third floor at 11128 John Galt Boulevard, Omaha, Nebraska (collectively, the "Building"). As hereinafter used, the term "the Premises" shall refer to the combination of the Initial Premises and the Secondary Premises, as those terms are hereafter defined. Provided such determination is made on or before May 15, 2000, the actual rentable area of the Premises shall be determined in accordance with the Standard Method for Measuring "Floor Area in Office Buildings, Approved June 7, 1996 ("BOMA Standards") by the American National Standards Institute, Inc. (ANSI/BOMA 265.1-1996). The land on which the Building is located is described on Exhibit B. The term "Building" includes the related land, driveways, parking facilities, and similar improvements.

    2.  Term.  Except as hereinafter provided, the term of this Lease for the 1,242 rentable square feet of space on the fourth floor of the Building depicted in the plan attached as Exhibit A-1 (the "Initial Premises") shall commence on April 17, 2000, or substantial completion of improvements to the Initial Premises so as to place them in the condition referred to in paragraph 7, below, and expire at 11:59 p.m. on May 31, 2006 (the "Expiration Date") and the term of this Lease for the 23,117 rentable square feet of space on the third and fourth floors of the Building depicted in the plan attached as Exhibit A-2 (the "Secondary Premises") shall commence on June 1, 2003, and expire on the Expiration Date. As hereinafter used, the term "Commencement Date" shall refer to either April 17, 2000, with respect to the initial Premises or June 1, 2003, with respect to the Secondary Premises, and the term "Term" shall refer to the term for the Initial Premises or the term for the Secondary Premises, as the case may be. If the Commencement Date is not the First day of a calendar month, then the Term shall be extended by the number of days between the Commencement Date and the first day of the next month. In the event that Tenant is, at any time, in default beyond all applicable cure periods under the terms and conditions of Tenant's Sublease with ConAgra, Inc., dated the 25 day of April, 2000, for a portion of the Premises, Landlord may, at Landlord's option, terminate this Lease prior to the Commencement Date upon fifteen (15) days prior written notice to Tenant.

    3.  Rent.

      (a)  Basic Rent.  "Basic Rent" (herein so called) shall be as follows:

Months 4/17/2000	—	$1,397.25 Per month
5/31/2002
Months 6/1/2002	—	$1,552.50 Per month
5/31/03
Months 6/1/03 5/31/04	—	$30,448.75 Per month

Months 6/1/04 5/31/05	—	$31,463.71 Per month

Months 6/1/05 5/31/06	—	$32,470.67 Per month

    This Basic Rental Rate shall be adjusted as defined in paragraph 3(c).

      (b)  Payment.  Tenant shall timely pay to Landlord Basic Rent and all additional sums to be paid by Tenant to Landlord under this Lease (collectively, the "Rent"), without deduction or set off, at Landlord's address provided for in this Lease or by wire transfer to an account of Landlord, if Landlord provides Tenant with routing information for such account, or as otherwise specified by Landlord. Basic Rent, adjusted as herein provided, shall be payable monthly in advance, and shall be accompanied by all applicable state and local sales or use taxes. The first monthly installment of Basic Rent shall be payable contemporaneously with the execution of this Lease; thereafter, Basic Rent shall be payable on the first day of each month beginning on the first day of the second full calendar month of the Term. The monthly Basic Rent for any partial month at the beginning or ending of the Term shall equal the product of 1/365 of the annual Basic Rent in effect during the partial month and the number of days in the partial month from and after the Commencement Date, and shall be due on the Commencement Date.

      (c)  Rental Adjustment.  Beginning June 1, 2000, Tenant shall, for each fiscal year from June 1 to May 31, through May 31, 2003, pay to Landlord as additional rent ("Additional Rent") .9605 percent (the Proportion which the rentable square feet of the initial Premises bears to the total rentable square feet of the Building) of the increase (if any) in the Operating Costs of the Building (as hereinafter defined) for such fiscal year over the Operating Costs of the Building for the Base Year (as hereinafter defined). Beginning June 1, 2003, Tenant shall, for each fiscal year from June 1 to May 31, during the remainder of the Term, pay to Landlord as additional rent ("Additional Rent") 18.8387 percent (being the proportion which the rentable square feet of the Initial Premises and the Secondary Premises, combined, bear to the total rentable square feet of the Building) of the increase (if any) in the Operating Costs of the Building (as hereinafter defined) for such fiscal year over the Operating Costs of the building for the Base Year (as hereinafter defined).

        (1)  Definitions.  The Operating Costs of the building are hereby defined as all real estate taxes and assessments on the real property (land and Building) of which the Premises are a part, heat, air conditioning, water and sewer use fees, utilities, insurance, janitorial and cleaning service, management fees (not to exceed 3 1/2%), salaries, wages, payroll taxes, and other personnel cost of engineers, superintendents, watchmen and other building employees, charges, under maintenance and service contracts for chiller, boilers, controls and/or elevators, exterior window cleaning and building, plaza and parking lot maintenance and repair, personal property taxes (if any) in connection with personal property used in the operation of the Building, and maintenance, operation and repair expenses and supplies which are deducted for such calendar year (and not capitalized) for Federal Income Tax purposes; provided, however, that Operating Costs of the Building shall not include leasing commissions, payments of principal and interest on any mortgages, deeds of trust or other encumbrances upon the Building or (i) rent paid to any ground lessor, (ii) the cost of constructing tenant improvement for any other tenant of the Building; (iii) the cost of special services, goods, or materials provided to any other tenant of the Building; (iv) repairs covered by proceeds of insurance or from funds provided by Tenant or any other tenant of the Building (or where any other tenant of the Building is obligated to make such repairs or pay the cost of same); (v) legal fees, advertising costs, or other related expenses incurred by Landlord in connection with the leasing of space to individual tenants of the Building; (vi) repairs, alterations, additions, improvements, or replacements needed to rectify or correct any defects in the original design, materials, or workmanship of Building or common areas; (vii) damage and repairs necessitated by the willful misconduct of Landlord, Landlord' s employees, contractors, or agents; (viii) executive salaries or salaries of service personnel to the extent that such personnel perform services not in connection with the management, operation, repair, or maintenance of the Building; (ix) Landlord's general overhead expenses not related to the Building; (x) legal fees, accountants' fees, and other expenses incurred in connection with disputes of tenants or other occupants of the Building, unless such expense is necessary for the benefit of the other tenants including Tenant, or associated with the enforcement of the terms of any leases with tenants or the defense of Landlord's title to or interest in the Building or any part thereof, (xi) costs incurred due to a violation by Landlord or any other tenant of the Building of the terms and conditions of a lease; (xii) costs of any service provided to Tenant or other occupants of the Building for which Landlord is reimbursed; and (xiii) costs and expenses which would be capitalized under generally accepted accounting principles. Real Estate taxes for the Base Year for subsequent calendar years shall be deemed to be the taxes payable in the respective calendar years, even though the levy or assessment thereof may be for a different fiscal year, and shall include general real estate taxes, special assessments, franchise taxes to the extent based upon the value of in lieu of or partially in lieu of general real estate taxes. The Base Year for the Initial Premises is hereby defined as the fiscal year from June 1, 2000, to May 31, 2001. Commencing June 1, 2003, the Base Year for the Premises shall be defined as the fiscal year from June 1, 2003, to May 31, 2004.

        (2)  Statement for Tenant  On or before the first day of August, 2001, and on or before that day in each subsequent year, and on or before the first day of August immediately following the Expiration Date or earlier termination of the Term, Landlord will furnish a comparative statement which shall show a comparison of all pertinent items and information applicable to the Base Year and to the calendar year preceding the year in which the comparative statement is submitted and the amount, if any, of the increase in rent to be enforced as hereinafter set forth. The failure of Landlord to furnish a comparative statement, for any year in accord with this Paragraph 33(c)(2) shall be without prejudice to the right of Landlord to furnish comparative statements in subsequent years

        (3)  Payment of Adjusted Rental  Within 30 days after the delivery of the first comparative statement referenced in Paragraph 3(c)(2) above, Tenant shall pay to Landlord, as adjusted rental a lump sum payable equal to the amount (if any) of Tenant's proportional share of such increase for the previous fiscal year compared to the Base Year (the "Total Rent Increase"). In subsequent years, the lump sum payment due hereunder (if any) shall be reduced by subtracting the prior year Total Rent Increase from the current year Total Rent Increase. If such payments are required, Tenant shall pay in addition, a further lump sum payment equal to 1/12th of the Total Rent Increase for each month that has passed in the fiscal calendar year (presumably 3/12th of said amount if the comparative statement is served in August) but crediting Tenant, after the first year, with the 1/12th amount payments carried over from the previous year. Thereafter, Tenant shall pay 1/12th or the current year Total Rent Increase until the next comparative statement is served. The additional rent due to the Landlord as disclosed by the comparative statement furnished on or before the 1st day of August immediately following the expiration or earlier termination of this lease, shall be paid within 30 days after the rendition of such comparative statement.

        (4)  Tenant's Audit Rights.  Not more often than once each calendar year, Tenant, upon thirty (30) days advance written notice thereof to Landlord, at Tenant's sole cost and expense, may retain an independent Certified Public Accountant reasonably acceptable to Landlord, to review and audit Landlord's books and records with regard to the Operating Expenses for the Building and the calculations of Tenant's proportionate share thereof. If it is reasonably determined by such auditors that Tenant overpaid its share of any Increase in Operating Expenses, Landlord shall refund to Tenant the amount of such overpayment within thirty (30) days. If it is reasonably determined by such auditors that Tenant underpaid its share of any Increase in Operating Expenses, Tenant shall pay to Landlord the amount of such 3 days. If it is reasonably determined by such auditors that Tenant overpaid its share of any Increase in Operating Expenses by more than five percent (5%), Landlord shall reimburse Tenant for the reasonable costs of Tenant's audit.

    Basic Rent to be paid per month, and the percentage used to determine "Additional Rent," set forth above, shall be adjusted to reflect the actual rentable area of the Premises as determined according to BOMA Standards in accordance with Paragraph 1, above, provided such termination is made on or before May 15, 2000.

    4.  Delinquent Payment: Handling Charges.  All past due payments required of Tenant hereunder shall bear interest from fifteen (15) days after written notice that same is due until paid at the lesser of 10% per annum (the "Interest Rate") or the maximum lawful rate of interest. In no event, however, shall the charges permitted under this Section 6(a) or elsewhere in this Lease, to the extent they are considered to be interest under law, exceed the maximum lawful rate of interest.

    5.  Hours of Operation.  The hours of operation for the Building are 7:00 a.m. to 7:00 p.m., Monday through Friday, are 8:00 a.m. to 12:00 p.m. on Saturday, excluding, federal, state or local holidays. Notwithstanding the foregoing, Tenant shall have access to the Building and Premises twenty-four (24) hours per day, seven (7) days per week.

    6.  Landlord's Obligations.

      (a)  Services.  Landlord agrees to furnish services to the Premises during reasonable and usual business hours as are established in the rules and regulations of the Building wherein "the Premises are situated (said rules and regulations being attached hereto, marked Exhibit "D" and by this reference made a part hereof) and provided Tenant is not in default under any of the provisions of this Lease, the following services at Landlord's sole expense (subject, however, to the provisions of Paragraph 3(c) of this Lease): Heating Ventilation, Air Conditioning, Electrical Access (provided the cost of electrical service is to be paid by Tenant pursuant to Paragraph 6(c)) and Janitorial Services in the manner customary in a first class office building. Except for Landlord's gross negligence or willful misconduct, it is agreed that the Landlord shall not be liable for damages nor shall the rental hereinbefore stipulated be abated for failure to furnish any service above mentioned, or any part hereof as aforesaid, when such failure to furnish or delay in furnishing is occasioned by needful repairs, renewals or improvements, or in whole or in part by any strike or labor controversy or by any accident or casualty whatsoever, or by any act or default of the Tenant, nor for any other cause or causes beyond the control of the Landlord.

      (b)  Restoration of Services.  Landlord shall use best reasonable efforts to restore any service required of it that becomes unavailable; however, such unavailability shall not render Landlord liable for any damages caused thereby, be a constructive eviction of Tenant, constitute a breach of any implied warranty, or entitle Tenant to any abatement of Tenant's obligations hereunder.

      (c)  Electrical.  Electrical service to the Premises shall be measured by a separate meter service the Premises, which shall be installed at Landlord's expense, and Tenant shall pay, directly to the utility providing such service to Tenant, as and when its comes due, the charge for electrical service used in the Premises.

    7.  Condition of Premises.  The Initial Premises shall be delivered to Tenant in the condition described on Exhibit "C" attached hereto [Landlord shall also perform the work described in Exhibit C to the Subleased Premises under the ConAgra Sublease]. In addition, Landlord shall provide to Tenant a finish allowance ("Finish Allowance") of up to Twenty-Four Thousand and No/100's Dollars ($24,000.00) to be paid to Tenant (provided Tenant is not in default of the terms and conditions of this Lease) within 30 days after Tenant delivers to Landlord copies of receipts or invoices for the costs of such improvements. Tenant will have received a Finish Allowance under the terms of a Sublease with ConAgra, Inc., dated the 25 day of April, 2000, pursuant to which Sublease Tenant will have occupied the Secondary Premises prior to June 1, 2003). Tenant will accept the Initial Premises in its "AS IS" condition as described on Exhibit "C" and will accept the Secondary Premises in its "AS IS" condition on June 1, 2003, and Landlord shall have no obligation hereunder to perform any additional work therein (including, without limitation, demolition of any improvements existing therein or construction of any tenant finish work or other improvements therein). Other than as provided in Section 29, below, in the event Tenant exercises it right to lease the Expansion Space identified therein, Landlord shall have no obligation hereunder to provide any additional Finish Allowances.

    8.  Improvements: Alterations: Repairs: Maintenance.

      (a)  Improvements: Alterations.  Improvements to the Premises shall be installed at Tenant's expense only except for the Finish Allowance referred to above in accordance with plans and specifications which have been previously submitted to, and approved in writing by, Landlord. No alterations or physical additions in or to the Premises may be made without Landlord's prior written consent, which shall not be unreasonably withheld, or delayed; however, Landlord may withhold its consent to any alteration or addition that would affect the Building's structure or its HVAC, plumbing, electrical, or mechanical systems. Tenant shall not paint or install lighting or decorations, signs, window or door lettering, or advertising media of any type which would affect the appearance of the exterior of the Building or of any common areas of the Building without the prior written consent of Landlord, which shall not be unreasonably withheld, or delayed. All alterations, additions, or improvements made in or upon the Premises shall, at Landlord's option, either be removed by Tenant prior to the end of the Term (and Tenant shall repair all damage caused thereby), or shall remain on the Premises at the end of the Term without compensation to Tenant; provided, however, Landlord shall notify Tenant at the time of any such approval whether Landlord will require Tenant to remove such improvements at the end of the Term. All alterations, additions, and improvements shall be constructed, maintained, and used by Tenant, at its risk and expense, in accordance with all Laws; Landlord's approval of the plans and specifications therefor shall not be a representation by Landlord that such alterations, additions, or improvements comply with any Law. Notwithstanding any other provision in this Section, Tenant shall be entitled to make nonstructural, cosmetic alterations or improvements to the Premises without Landlord's consent or approval; provided, however, any alterations or improvements exceeding an aggregate value of $25,000 in any calendar year shall require Landlords approval.

      (b)  Repairs: Maintenance.  Tenant shall maintain the Premises in a clean, safe, and operable condition, and shall not permit or allow to remain any waste or damage to any portion of the

  Premises. Tenant shall repair or replace, subject to Landlord's direction and supervision, any damage to the Building caused by a Tenant Party. If Tenant fails to make such repairs or replacements within fifteen (15) days after the occurrence of such damage, then Landlord may make the same at Tenant's cost. If any such damage occurs outside of the Premises, then Landlord may elect to repair such damage at Tenant's expense, rather than having Tenant repair such damage but Landlord shall provide Tenant with five (5) days notice. The cost of all repair or replacement work performed by Landlord under this Section 8 shall be paid by Tenant to Landlord within 30 days after Landlord has invoiced Tenant therefor.

      (c)  Performance of Work.  All work described in this Section 8 shall be performed only by contractors and subcontractors approved in writing by Landlord, such approval not to be unreasonably withheld, or delayed. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage naming Landlord as an additional insured against such risks, in such amounts, and with such companies as Landlord may reasonably require. All such work shall be performed in accordance with all Laws and "in a good and workmanlike manner so as not to damage the Premises, the Building, or the components thereof.

      (d)  Mechanic's Liens.  Tenant shall not permit any mechanic's liens to be filed against the Premises or the Building for any work performed, materials furnished, or obligation incurred by or at the request of Tenant. If such a lien is filed, then Tenant shall, within 30 days after Landlord has delivered notice of the filing thereof to Tenant, either pay the amount of the lien or diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take such action, then Landlord may pay the lien claim, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within ten days after Landlord has invoiced Tenant therefor.

    9.  Use.  Tenant shall use the Premises only for office use (the "Permitted Use") and shall comply with all Laws relating to the particular use, condition access to, and occupancy of the Premises. The Premises shall not be used for any use which is disreputable, creates extraordinary fire hazards, or results in an increased rate of insurance on the Building or its contents, or for the storage of any hazardous materials or substances. If, because of a Tenant's act, the rate of insurance on the Building or its contents increases, then such acts shall be an Event of Default, Tenant shall pay to Landlord the amount of such increase on demand, and acceptance of such payment shall not waive any of "Landlord's other rights. Tenant shall conduct its business so as not to create any nuisance or unreasonably interfere with other tenants or Landlord in its management of the Building.

    10.  Parking.  Tenant shall have nonexclusive use of the parking area associated with the Building (the "Parking Area") during the initial and any renewal Term subject to such terms, conditions and regulations as are from time to time applicable to users of the Parking Area.

    11.  Assignment and Subletting.

      (a)  Landlord's Consent Required.  Tenant shall not assign or sublet all or any part of Tenant's interest in this Lease or in the Premises, without Landlord's prior written consent, which Landlord shall not withhold or delay unreasonably.

      (b)  Tenant Affiliate.  Notwithstanding the provisions of Section 11(a), Tenant may assign or sublet the Premises, or any portion thereof, without Landlord's consent, to any Affiliate of Tenant provided that said assignee assumes, in full, the obligations of Tenant under this Lease.

      (c)  Release of Tenant.  Should Landlord provide its consent pursuant to Section 11(a), or in the event of an assignment or subletting pursuant to Section 11(b), Tenant shall not be relieved of any obligations hereunder including the financial obligation.

      (d)  Profits of Sublease.  Any profits received form the sublease shall be divided equally between Landlord and Tenant, after the amortization of subleasing costs.

    12.  Insurance; Waivers; Subrogation; Indemnity.

      (a)  Insurance.  Tenant shall maintain throughout the Term the following insurance policies: (1) commercial general liability insurance in amounts of $1,000,000 per occurrence with $2,000,000 in the aggregate or such other amounts as Landlord may from time to time reasonably require, insuring Tenant, Landlord, Landlord's agents and their respective affiliates against all liability for injury to, or death of, a person or persons or damage to property arising from the use and occupancy of the premises, only to the extent of Tenant's negligent acts or omissions or that of it agents, contractors or employees for which it is responsible, (2) insurance covering the full value of Tenant's property and improvements, and other property (including property of others) in the Premises, (3) contractual liability insurance sufficient to cover Tenant's indemnity obligations hereunder, and (4) worker's "compensation insurance, containing a waiver of subrogation endorsement acceptable to Landlord. Tenant's insurance shall provide primary coverage to Landlord when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord's policy will be excess over Tenant's policy. Tenant shall furnish to Landlord certificates of such insurance and such other evidence satisfactory to Landlord of the maintenance of all insurance coverages required hereunder, and Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least thirty (30) days before cancellation or a material change of any such insurance policies. All such insurance policies shall be in form, and issued by companies, reasonably satisfactory to Landlord.

    Landlord shall maintain throughout the Term the following insurance policies: (1) commercial general liability insurance in the amounts of $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate, insuring Landlord and Tenant and their respective affiliates against all liability for injury to or death of, a person or persons or damage to property arising from the use and occupancy of the Building, only to the extent of Landlord's negligent acts or omissions; (2) contractual liability insurance sufficient to cover Landlord's indemnity obligations hereunder; and (3) worker's compensation insurance, containing a waiver of subrogation endorsement reasonably acceptable to Tenant.

      (b)  Waiver of Negligence: No Subrogation.  Landlord and Tenant each waives any claim it might have against the other for any injury to or death of any person or persons or damage to or theft, destruction, loss, or loss of use of any property (a "Loss"), to the extent same is insured against under any insurance policy that covers the Building, the Premises, Landlord's or Tenant's futures, personal property, leasehold improvements, or business, or, in the case of Tenant's waiver, is required to be insured against under the terms hereof; however, Landlord's waiver shall not include any deductible amounts on insurance policies carried by Landlord or to any coinsurance penalty which Landlord may sustain. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier's rights of recovery under subrogation or otherwise against the other party.

      (c)  Mutual Indemnity.  Subject to Section 12(b), except for the gross negligence or willful misconduct of the indemnitee., Landlord and Tenant (individually, "Indemnitor") shall indemnify, defend and protect the other, its affiliates and their representatives and agents (collectively, "Indemnitee") from and against all claims, demands, liabilities, causes of action, suits, Judgments, damages and expenses (including reasonable attorneys' fees) arising from (A) where Landlord is the Indemnitee, (1) any occurrence on the Premises or (2) Tenant's failure to perform its obligations under this Lease; and (B) where Tenant is the Indemnitee, Landlord's operation and maintenance of the Building excluding the Premises. These indemnity provisions shall survive termination or expiration of this Lease for one (1) year. If any proceeding is filed for which indemnity is required hereunder the Indemnitor agrees, upon the Indenmitee's request therefor to defend the Indemnitee in such proceeding, at its sole cost utilizing counsel satisfactory to the Indemnitee.

    13.  Hazardous or Toxic Materials.  As used herein, "Hazardous or Toxic Materials" shall include but not be limited to asbestos containing materials ("ACM") petroleum products, radioactive materials, polychlorinated biphenyls (PCBs) and substances or compounds containing PCBs and all other materials, substances, wastes, and chemicals classified defined, listed, or regulated as, or containing, a "hazardous substances," "hazardous materials," or "toxic substances," "pollutant." "contaminant," "solid waste" under any Environmental Law or which may become regulated by or under the authority of any Environmental Law. As used herein, the term "Environmental Laws" shall include any and all local, state or federal laws, statutes, rules, regulations, ordinances orders, permits, licenses or other applicable governmental restrictions, guidelines or legal requirements, relating directly or indirectly to human health or safety or environment, or the presence, handling, treatment, storage, disposal, recycling, reporting, remediation, investigation, or monitoring of hazardous or toxic material including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.

    Tenant shall not be responsible for, nor shall the provisions of Section 13 of this "Lease apply to any Hazardous or Toxic Materials in, on or under the Premises prior to the May 1, 2000 or at any time if not placed there by Tenant. In addition, Tenant shall have no responsibility for the exacerbation of, or release of any pre-existing Hazardous or Toxic Materials contamination, in, on or under the Premises or the Building, including ACM's, as a result of any of Tenant's alterations or improvements.

    14.  Subordination: Attornment: Notice to Landlord's Mortgagee.

      (a)  Subordination.  This Lease shall be subordinate to any deed of trust, mortgage, or other security instrument, or any ground lease master lease, or primary lease, that now or hereafter covers all or any part of the Premises (the mortgagee under any such mortgage or the lessor under any such lease is referred to herein as a "Landlord's Mortgagee"), provided Landlord's Mortgagee agrees in writing not to disturb Tenant's quiet enjoyment of the Premises so long as Tenant is not in default of this Lease beyond all applicable cure periods and Tenant attorns to Landlord's Mortgagee after the latter has succeeded to Landlord's interest in the Building. Any Landlord's Mortgage may elect, at any time, unilaterally, to make this Lease superior to its mortgage, ground lease, or other interest in the Premises by so notifying Tenant in writing.

      (b)  Attornment.  Tenant shall attorn to any party succeeding to Landlord's interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party's request, and shall execute such agreements confirming such attornment as such parry may reasonably request.

      (c)  Notice to Landlord's Mortgagee.  Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord's Mortgagee whose address has been given to Tenant, and affording, such Landlord's Mortgagee a reasonable opportunity to perform Landlord's obligations hereunder.

    15.  Rules and Regulations.  Tenant shall comply with the rules and regulations of the Building which are attached hereto as Exhibit D. Landlord may, from time to time, change such rules and regulations for the safety, care, or cleanliness of the Building and related facilities, provided that such changes axe applicable to all tenants of the Building and will not unreasonably interfere with Tenant's use of the Premises. Tenant shall be responsible for the compliance with such rules and regulations by each Tenant Party.

    16.  Condemnation.

      (a)  Total Taking.  If the entire Building or Premises are taken by right of eminent domain or conveyed in lieu thereof (a "Taking") this Lease shall terminate as of the date of the Taking, provided that Landlord shall have notified Tenant of such Taking.

      (b)  Partial Taking—Tenant's Rights.  If any part of the Building becomes subject to a Taking and such Taking will prevent Tenant from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking for a period of more than one hundred and fifty (150) days, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within thirty (30) days after the Taking, and Rent shall be apportioned as of the date of such Taking. If Tenant does not terminate this Lease, then Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking.

      (c)  Partial Taking—Landlord's Rights.  If any material portion, but less Than all, of the Building becomes subject to a Taking, or if Landlord is required to pay any of the proceeds received for a Taking to a Landlord's Mortgagee, then Landlord may terminate this Lease by delivering written notice thereof to Tenant within thirty (30) days after such Taking, and Rent shall be apportioned as of the date of such Taking. If Landlord does not so terminate this Lease, then this Lease will continue, but if any portion of the Premises has been taken, Rent shall abate as provided in the last sentence of Section 16(b).

      (d)  Award.  If any Taking occurs, then Landlord shall receive the entire award or other compensation for the land on which the Building is situated, the Building, and other improvements taken, and Tenant may separately pursue a claim (to the extent it will not reduce Landlord's award) against the condemnor for the value of Tenant's personal property which Tenant is entitled to remove under this Lease, moving costs, loss of business, and other claims it may have.

    17.  Fire or Other Casualty.

      (a)  Repair Estimate.  If the Premises or the Building are damaged by fire or other casualty, (a "Casualty"), Landlord shall, within thirty (30) days after such Casualty, deliver to Tenant a good faith estimate (the "Damage Notice") of the time needed to repair the damage caused by such Casualty.

      (b)  Landlord's and Tenant's Rights.  If a material portion of the Premises or the Building is damaged by Casualty such that Tenant is prevented from conducting its business in the premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby cannot be repaired within one hundred and fifty (150) days after the Casualty, then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant. If Tenant does not so timely terminate this Lease, then (subject to Section 17(c)) Landlord shall repair the Building or the Premises, as the case may be, as provided below, and Rent for the portion of the Premises rendered unusable for Tenant's purposes by the damage or repair shall be abated on a reasonable basis from the date of damage until the completion of the repair, unless a Tenant Parry caused such damage, in which case, Tenant shall continue to pay Rent without abatement.

      (c)  Landlord's Rights.  If a Casualty damages a material portion of the Building, and Landlord makes a good faith determination that restoring the Premises would be uneconomical, or if Landlord is required to pay any insurance proceeds arising out of the Casualty to a Landlord's Mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant, and Basic Rent and Additional Rent shall be abated as of the date of the Casualty. Notwithstanding the foregoing, any insurance proceeds arising out of the Casualty must be used for the restoration of the office building provided they are not required to be paid to Landlord's Mortgagee.

      (d)  Repair Obligation.  If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, begin to repair the Building and the Premises and shall proceed with reasonable diligence to restore the Building Premises to substantially the same condition as they existed immediately before such Casualty; however, Landlord shall not be required to repair or replace any of the furniture equipment, fixtures, and other improvements which may have been placed by, or at the request o Tenant or other occupants in the Building or the Premises, and Landlord's "obligation to repair or restore the Building or Promises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question.

    18.  Personal Property Taxes.  Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord's property and Landlord elects to pay the same, or if the assessed value of Landlord's property is increased by inclusion of such, personal property, furniture or Fixtures and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, within thirty (30) days after Landlord has invoiced Tenant therefor, the part, of such taxes for which Tenant is primarily liable hereunder; however, Landlord shall not pay such amount if Tenant notifies Landlord that it will contest the validity or amount of such taxes before Landlord makes such payment, and thereafter diligently proceeds with such contest in accordance with law and if the nonpayment thereof does not pose a threat of loss or seizure of the Building or interest of Landlord therein or impose any fee or penalty against Landlord.

    19.  Events of Default.  Each of the following occurrences shall be an "Events of Default":

      (a) Tenant's failure to pay Rent within ten (10) days after Landlord has delivered notice to Tenant that the same is due;

      (b) Tenant fails to provide any estoppel certificate verifying factual information supplied on the certificate by Landlord as called for in this Lease and such failure shall continue for ten (10) days after written notice thereof from Landlord to Tenant;

      (c) Tenant's failure to perform, comply with, or observe any other agreement or obligation of Tenant under this Lease and the continuance of such failure for a period of more than thirty (30) days after Landlord has delivered to Tenant written notice thereof provided, if the nature of Tenant's failure is such that more time is reasonably required in order to cure, there shall be no Event of Default if Tenant commences to cure within such period and thereafter reasonably seeks to cure such failure to completion, and

      (d) The filing of a petition by or against Tenant (the term "Tenant" shall include, for the purpose of this Section 19(d), any guarantor of Tenant's obligations hereunder) (1) in any bankruptcy or other insolvency proceeding; (2) seeking any relief under any state or federal debtor relief law; (3) for the appointment of a liquidator or receiver for all or substantially all of Tenant's property or for Tenant's interest in this Lease; or (4) for the reorganization or modification of Tenant's capital structure; however, if such a petition is filed against Tenant, then such filing shall not be an Event of Default unless Tenant fails to have the proceedings initiated by such petition dismissed within ninety (90) days after the filing thereof.

    20.  Remedies.  Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any of the following actions:

      (a) Terminate this Lease by giving Tenant written notice thereof, in which event Tenant shall pay to Landlord the sum of (1) all Rent accrued hereunder through the date of termination, (2) all amounts due under Section 21(a), and (3) an amount equal to (A) the total Rent that Tenant would have been required to Day for the remainder of the Term discounted to present value at a per annum rate equal to the "Prime Rate" as published on the date this Lease is terminated by The Wall Street Journal, Central Edition, in its listing of "Money Rates" minus one percent, minus (B) the then present fair rental value of the Premises for such period, similarly discounted;

      (b) Terminate Tenant's right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (1) all Rent and other amounts accrued hereunder to the date of termination of possession (2) all amounts due from time to time under Section 21(a), and (3) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all costs incurred by Landlord in reletting the Premises. Landlord shall use reasonable efforts to relet the Premises on such terms as Landlord in its sole discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Building. Landlord shall not be liable for, nor shall Tenant's obligations hereunder be diminished because of, Landlord's failure to relet the Premises or to collect rent due for such reletting. Reentry by Landlord in the Premises shall not affect Tenant's obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity Landlord's waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 20(b). If Landlord elects to proceed under this Section 20(b), it may at any time elect to terminate this Lease under Section 20(a); or

      (c) Additionally, without notice, Landlord may alter locks or other security devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant.

    21.  Payment by Tenant: Non-Waiver.

      (a)  Payment by Tenant.  Upon any Event of Default, Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and reasonable attorneys' fees and expenses) in (1) obtaining possession of the Premises, (2) removing and storing Tenant's or any other occupant's property, (3) repairing and restoring the Premises to the condition Section 22 requires, (4) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting), (5) performing Tenant's obligations which Tenant failed to perform, and (6) enforcing, or advising Landlord of; its rights, remedies, and recourses arising out of the Event of Default. To the full extent permitted by law, Landlord and Tenant agree the federal and state courts of Nebraska shall have exclusive jurisdiction over any matter relating to or arising from this Lease and the parties' rights and obligations under this Lease.

      (b)  No Waiver.  Landlord's acceptance of Rent following an Event of Default shall not waive Landlord' s rights regarding such Event of Default. No waiver by Landlord of any violation or breach of any of the terms "contained herein shall waive Landlord's rights regarding any future violation of such term. Landlord's acceptance of any partial payment of Rent shall not waive Landlord's rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord's acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.

    22.  Surrender of Premises.  No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the expiration or termination of this Lease, Tenant shall deliver to Landlord the Premises with all improvements located therein in good repair and condition, broom-clean, reasonable wear and tear (and condemnation and Casualty damage not caused by Tenant, as to which Sections 16 and 17 shall control) excepted, and shall deliver to Landlord all keys to the Premises. Provided that Tenant has performed all of its obligations hereunder, Tenant may remove all trade fixtures, furniture, and personal property placed in the Premises by Tenant. Tenant shall not be required to remove any of the initial Tenant Improvements made to the Premises during the tem of the Sublease with ConAgra, Inc. nor any other improvement or alteration unless Landlord specifically requires such removal at lease termination at the time Landlord grants its consent to such improvement or alteration. Tenant shall repair all damage caused by such removal. All items not so removed shall be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items. The provisions of this Section 22 shall survive the end of the Term.

    23.  [Intentionally Left Blank].

    24.  Holding Over.  If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant at will and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, Tenant shall pay, in addition to the other Rent, a daily Basic Rent equal to 125% for the first 90 days, 150% for the next 90 days of the daily Basic Rent payable during the last month of the Term. The provisions of this Section 24 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure, including, without limiting, the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

    25.  Certain Rights Reserved by Landlord.  Provided that the exercise of such rights does not unreasonably interfere with Tenant's access to or occupancy of the Premises (24 hours per day, 7 days per week), Landlord shall have the following rights:

      (a) To decorate and to make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Building, or any part thereof except that doing so in the Premises shall require 14 hours prior written notice except in the event of emergency; to enter upon the Premises (with 24 hours prior written notice other than in the event of emergency) and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building; to change the name of the Building: and to change the arrangement and location of entrances or passageways, doors, and doorways, corridors, elevators, stairs, restrooms or other public parts of the Building;

      (b) To take such reasonable measures as Landlord deems advisable for the security of the Building and its occupants; evacuating the Building for cause, suspected cause, or for drill purposes; temporarily denying access to "the Building; and closing the Building after normal business hours and on Sundays and holidays, subject, however, to Tenant's right to enter when the Building is closed after normal business hours under such reasonable regulations as Landlord may prescribe from time to time; and

      (c) To enter the Premises at reasonable hours to show the "Premises to prospective purchasers, lenders, or, during the last 6 months of the Term, tenants. Landlord shall make reasonable efforts to minimize interference with Tenant's normal business operations.

    26.  Security Deposit.  Tenant has deposited with Landlord the sum of Zero ($0.00) Dollars. Said sum shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants and conditions of this Lease to be kept and performed by Tenant during, the term hereof. If Tenant defaults with respect to any provision of this Lease, including, but not limited to the provisions relating to the payment of rent, the Landlord may (but shall not be required to) use, apply or retain all or any part of this security deposit for the payment of any rent or any other sum in default, or for the payment of any other amount which Landlord expend or become obligated to spend by reason of Tenant's default or to compensate the Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's default. Landlord shall not be required to keep this security deposit separate from its general funds, and Tenant shall not be entitled to interest on such deposit. If Tenant shall fully and faithfully perform every provision of this lease to be performed by it, the security deposit or any balance thereof shall be returned to Tenant (or at Landlord's option, to the last assignee of Tenant's interest hereunder) at the expiration of the lease term. In the event of termination of Landlord's interest in this Lease, Landlord shall transfer said deposit of Landlord's successor in interest.

    27.  Right to Renew.  At the end of the initial Term of the Lease, provided Tenant is not in Default under the terms of this Lease, Tenant shall have the Option to Renew the term of this Lease for one (1) period of one (1) year hereinafter ("Renewal Term") provided that Tenant gives Landlord advance written notice of its intent to exercise this Option to Renew six (6) months prior to the end of the initial Term. The Renewal Term shall be governed by all the terms, covenants, and conditions of the Lease applicable to the initial term except that the rental rate for the Renewal Term shall be an amount equal to $33,493.63 per month for each month during the Renewal Term based on 24,359 rentable square feet.

    28.  Expansion Rights.  At the Commencement Date, Tenant shall have the right to lease the approximately 13,076 rentable square feet of space shown on Exhibit "D" hereto ("Expansion Space"). Tenant shall, by written notice, within ten (10) days of the Commencement Date, notify Landlord of its election to lease the Expansion Space. In the event Tenant elects to lease the Expansion Space, it shall be on the same terms and conditions as contained in this Lease, and the definition of Premises as set forth in Section 1 of this Lease shall be deemed to include the Expansion Space.

    29. Provided Tenant exercises its right to lease the Expansion Space, Landlord shall provide to Tenant a Finish Allowance of up to $60,000, which amount, provided Tenant is not in default of the terms and conditions of this Lease, shall be paid to Tenant within 30 days after Tenant delivers to Landlord copies of receipts or invoices for the costs of improvements made to the Expansion Space. Tenant must apply One Hundred percent (100%) of the Finish Allowance to the improvements to [Premises] which shall include, but not be limited to, architectural fees, cabling for phone lines, carpet and paint.

Initial

    30.  Miscellaneous.

      (a)  Landlord Transfer.  Landlord may transfer any portion of the Building and any of its rights under this Lease. Landlord shall thereby be released from any further obligations hereunder, provided that the assignee assumes Landlord's obligations hereunder in writing.

      (b)  Landlord's Liability.  The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to Tenant's actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Building, and Landlord shall not be personally liable for any deficiency. This Section shall not limit any remedies which Tenant may have for Landlord's defaults which do not involve the personal liability of Landlord.

      (c)  Force Majeure.  Excluding a party's obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party.

      (d)  Brokerage.  Except for The Mega Corporation, whose commission shall be paid by Landlord, Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys' fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

      (e)  Estoppel Certificates.  From time to time, Tenant shall furnish to any party designated by Landlord, within fifteen days after Landlord has made a request therefor, a certificate signed by Tenant containing such factual certifications and representations as to this Lease as Landlord may reasonably request.

      (f)  Notices.  All notices and other communications given pursuant to this Lease shall be in writing and shall be (1) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified next to their signature block, (2) hand delivered to the intended address, or (3) sent by prepaid telegram, cable, facsimile transmission, or telex followed by a confirmatory letter. A copy of all notices to Tenant shall be delivered in one of the afore described methods to:

X.COM Corporation	Metro-Omaha Associates, LLC
c/o The MEGA Corporation
14301 FNB Parkway, Suite 100
Omaha, NE 68154
Phone:	Phone: 402-697-5881
Fax:	Fax: 402-334-8976
Attn:	Attn: Property Management
Cc: Metro-Omaha Associates, LLC One Pacific Place, Suite 450 1125 South 103rd Street Omaha, Nebraska 68124-0171 Attention: Thomas Hotz Phone: (402) 393-1300 Facsimile: (402) 393-2369

    All notices shall be effective upon delivery to the address of the addressee. The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

      (g)  Separability.  If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and unenforceable.

      (h)  Amendments and Binding Effect.  This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms hereof. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and "legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord's Mortgagee, no third party shall be deemed a third party beneficiary hereof.

      (i)  Quiet Enjoyment.  Provided Tenant has performed all of its obligations hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any parry claiming by, through, or under Landlord but not otherwise, subject to the terms and conditions of this Lease.

      (j)  No Merger.  There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

      (k)  No Offer.  The submission of this Lease to Tenant shall not be construed as an offer, and Tenant shall not have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

      (l)  Entire Agreement.  This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments hereto.

      (m)  Waiver of Jury Trial.  To the maximum extent permitted by law, Landlord and Tenant each waive right to trial by jury in any litigation arising out of or with respect to this Lease.

      (n)  Governing Law.  This Lease shall be governed by and construed in accordance with the laws of the State of Nebraska.

      (o)  Joint and Several Liability.  If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant's obligations under this Lease.

      (p)  Financial Reports.  Within fifteen (15) days after Landlord's request, Tenant will furnish to Landlord Tenant's most recent audited financial statements (including any notes to them) or, at Tenant's option, the most recent audited financial statements (including any notes to them) of an entity that controls Tenant, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared for Tenant or, at Tenant's option, an entity that controls Tenant by an independent certified public accountant in Accordance Accepted Accounting Principles by an independent certified public accountant, or at Tenant's option, by an officer of Tenant or an officer of an entity that controls Tenant. Landlord will not disclose any aspect of any such financial statements except (1) to Landlord's lenders or prospective purchasers of the Building, (2) if required by court order in the case of disclosures pursuant to clauses (1) and (2) of the preceding sentence, such disclosures shall be made only after Tenant gives its specific consent to such disclosure and after the party receiving such information has signed a confidentiality statement reasonably acceptable to Tenant.

      (q)  Telecommunications.  Tenant and its telecommunications companies, including a but not limited to local exchange telecommunications companies and alternative access vendor services companies shall have no right of access to and within the Building, for the installation and operation of telecommunications systems including but not limited to voice, video, data, and any other telecommunications services provided over wire, fiber optic, microwave, wireless, and any other transmission systems, for part or all of Tenant's telecommunications within the Building and from the Building to any other location without Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed.

      (r)  General Definitions.  The following terms shall have the following meanings: "Laws" means all federal, state, and local laws, rules and regulations, all court orders, all governmental directives and governmental orders, and all restrictive covenants affecting the Property, and "Law" means any of the foregoing; "Affiliate" means any person or entity, which, directly or indirectly, controls, is controlled by, or is under common control with the party "in question, any entity resulting from merger or consolidation with the party in question, or any person or entity which acquires all the assets of the party in question as a going concern of the business that is being conducted at a single site; "Tenant Party" shall include Tenant, any assignees claiming by, through, or under Tenant, any subtenants claiming by, through, or under Tenant, and any agents, contractors, employees invitees of the foregoing parties and "including" means including without limitation.

      (s)  Confidentiality.  Tenant acknowledges that the terms and conditions of this Lease are to remain confidential for Landlord's benefit, and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord's prior written consent. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

      (t)  List of Exhibits.  All exhibits and attachments attached hereto are incorporated herein by this reference.

Exhibit A	—	Outlines of Premises
Exhibit B	—	Legal Description of Building
Exhibit C	—	Condition of Initial Premises
Exhibit D	—	Building Rules and Regulations

TENANT:
X.Com Corporation
By:	/s/ William Harris
Name:
Title:
Address:

Attn:
Phone:
Fax:
LANDLORD
Metro-Omaha Associates, LLC
By:	/s/ Thomas G. Hotz
Thomas G. Hotz, Managing Member
One Pacific Place, Suite 450 1125 South 103rd Street Omaha, Nebraska 68124-0171 Attention: Thomas Hotz Phone: (402) 393-1300 Facsimile: (402) 393-2369

LEASE AMENDMENT AGREEMENT

    THIS LEASE AMENDMENT AGREEMENT (hereinafter "Agreement") is made as of the 25th day of June, 2000, by and between METRO-OMAHA ASSOCIATES, LLC, a Nebraska limited liability company (hereinafter "Landlord") and X.COM CORPORATION, a California corporation (hereinafter "Tenant").

RECITALS

    A.  By a Lease dated the 25th day of April, 2000, (hereinafter the "Lease"), Tenant let from Landlord approximately 24,359 rentable square feet of area, on the third and fourth floors (the "Premises") at 11128 John Galt Boulevard, Omaha, Nebraska (the "Building").

    B.  Landlord and Tenant wish to add an additional 13,076 rentable square feet of space to the Premises in accordance with Tenant's exercise of the Expansion Rights contained in Paragraph 28 of the Lease.

    NOW, THEREFORE, in consideration of the mutual promises herein contained, IT IS HEREBY AGREED AS FOLLOWS:

    1.  Construction.  This Agreement shall be construed in conjunction with the Lease and, except as amended hereby, all of the terms, covenants and conditions of the Lease and all exhibits, addenda, amendments and extensions thereto to date, shall remain in full force and effect and are hereby ratified and confirmed.

    2.  Defined Terms.  All terms used herein shall have the meanings ascribed to them in the Lease unless otherwise defined herein.

    3.  The first sentence of Paragraph 1. Lease Grant shall be amended to provide as follows:

  Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord premises comprised of approximately 37,435 rentable square feet as depicted on the plan attached as Exhibit A (the "Premises") in the office building known as Metropolitan Business Center located on the majority of the south wing of the fourth floor and the entire third floor of 11128 John Galt Boulevard, Omaha, Nebraska (the "Building").

    4.  The first sentence of Paragraph 2. Term shall be amended to provide as follows:

  Except as hereinafter provided, the term of this Lease for the 1,242 rentable square feet of space on the fourth floor of the Building depicted in the plan attached as Exhibit A-1 (the "Initial Premises") shall commence on April 17, 2000, or substantial completion of improvements to the Initial Premises so as to place them in the condition referred to in paragraph 7, below, and expire at 11:59 p.m. on May 31, 2001 (the "Expiration Date") and the term of this Lease for the 36,193 rentable square feet of space on the third and fourth floors of the Building depicted in the plans attached as Exhibits A-2 and A-3 (collectively, the "Secondary Premises") shall commence on June 1, 2003, and expire on the Expiration Date.

    5.  Subparagraph (a) of Paragraph 3. Rent shall be amended to provide as follows:

    Months 04/17/2000 to 05/31/2002—$1,397.25 per month
    Months 06/01/2002 to 05/31/2003—$1,552.50 per month
    Months 06/01/2003 to 05/31/2004—$46,793.75 per month
    Months 06/01/2004 to 05/31/2005—$48,353.54 per month
    Months 06/01/2005 to 05/31/2006—$49,913.33 per month

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    6.  The second sentence of Subparagraph (c) of Paragraph 3. Rent shall be amended to provide as follows:

  Beginning June 1, 2003, Tenant shall, for each fiscal year from June 1 to May 31, during the remainder of the Term, pay to Landlord as Additional Rent ("Additional Rent") 28.9514% (being the proportion which the rentable square feet of the Initial Premises and the Secondary Premises, combined, bear to the total rental square feet of the Building) of the increase (if any) in the Operating Costs of the Building (as hereinafter defined) for such fiscal year over the Operating Costs of the Building for the Base Year (as hereinafter defined).

    7.  Paragraph 7. Condition of the Premises shall be amended to provide as follows:

    7.  Condition of the Premises.  Landlord, at Landlord's expense, shall deliver the Initial Premises depicted in the Plan attached as Exhibit A-1 in the condition described on Exhibit C-1. Landlord, at Landlord's expense, shall deliver that portion of the Secondary Premises depicted in the Plan attached as Exhibit A-2 in the condition described on Exhibit C-2. Landlord, at Landlord's expense, shall deliver that portion of the Secondary Premises depicted in the Plan attached as Exhibit A-3 in the condition described in Exhibit C-3. Landlord and Tenant acknowledge that Tenant will occupy the Secondary Premises prior to June 1, 2003, as a subtenant, pursuant to a Sublease dated April 25, 2000, as amended, between ConAgra, Inc., and Tenant, and that the Initial and Secondary Premises have been, or will be, placed in the conditions identified on Exhibits C-1, C-2 and C-3, satisfying Landlord's obligations under this Paragraph 7, by August 1, 2000. In addition, Landlord shall provide to Tenant a Finish Allowance ("Finish Allowance") of up to Twenty-Four Thousand and No/100 Dollars ($24,000.00) to be paid to Tenant (provided Tenant is not in default of the terms and conditions of this Lease) within thirty (30) days after Tenant delivers to Landlord copies of receipts or invoices, and Lien Waivers, for the cost of such improvements.

    8.  Paragraph 9. Use shall be amended by the addition of the following sentence:

  No more than three hundred (300) people shall be permitted to occupy the Premises at any one time without the prior written consent of Landlord.

    9.  Subparagraph (a) of Paragraph 14. Subordination: Attornment: Notice to Landlord's Mortgagee shall be amended by the addition of the following sentence:

  Landlord shall use commercially reasonable efforts to obtain for the benefit of Tenant commercially reasonable nondisturbance agreements from any and all current ground lessors and holders of deeds of trust or mortgages covering the Premises or the Building.

    10. The second sentence of Paragraph 27. Right to Renew shall be amended to provide as follows:

  The Renewal Term shall be governed by all the terms, covenants, and conditions of the Lease applicable to the initial term except that the rental rate for the Renewal Term shall be an amount equal to $51,473.13 per month for each month during the Renewal Term based on 37,435 rentable square feet.

    11. The first sentence of paragraph 29. shall be amended to provide as follows:

  Provided Tenant exercises its right to lease the Expansion Space, Landlord shall provide to Tenant a Finish Allowance of up to $70,000.00, which amount (i) may be utilized by Tenant while it occupies the Secondary Premises as a subtenant pursuant to a Sublease dated April 25, 2000, as amended, between ConAgra, Inc. and Tenant, and (ii) provided Tenant is not in default of the terms and conditions of this Lease, shall be paid to Tenant within 30 days after Tenant delivers to Landlord copies of receipts or invoices for the costs of improvements made to the Expansion Space.

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    12.  Broker.  Tenant represents to Landlord that except for The Mega Corporation (the "Broker"), Tenant has not dealt with any real estate broker, salesperson or finder in connection with this Agreement, and no other such person initiated or participated in the negotiation of this Agreement or is entitled to any commission in connection herewith. Tenant hereby agrees to indemnify, defend and hold Landlord, its property manager and their respective employees harmless from and against any and all liabilities, claims, demands, actions, damages, costs and expenses (including attorneys fees) arising from a claim for a fee or commission made by any broker, other than the Broker, claiming to have acted by or on behalf of the Tenant in connection with this Agreement.

    13.  Submission.  Submission of this Agreement by Landlord or Landlord's representatives to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations of Landlord shall arise under this Agreement unless and until this Agreement is fully executed.

    14.  Parking.  Tenant shall have non-exclusive use of the parking area associated with the Building (the "Parking Area") during the initial and any renewal Terms subject to such terms, conditions and regulations as are from time to time applicable to uses of the Parking Area delivered by Landlord and Tenant; provided, however, the execution and delivery by Tenant of this Agreement to Landlord or Landlord's representatives shall constitute an irrevocable offer by Tenant to lease the Premises in the Building on the terms and conditions contained in this Agreement, which offer may not be revoked for thirty (30) days after such delivery.

    IN WITNESS WHEREOF, Landlord and Tenant have caused this LEASE AMENDMENT AGREEMENT to be executed by their duly authorized officers, as of the day and year first above written.

TENANT: X.COM CORPORATION		LANDLORD: METRO-OMAHA ASSOCIATES, LLC
By:	/s/ Powell	By:	/s/ Thomas G. Hotz
Title:	Director of Customer Service	Name:	Thomas G. Hotz
One Pacific Place, Suite 450 1125 South 103rd Street Omaha, Nebraska 68124-0171 Attention: Thomas Hotz Phone: (402) 383-1300 Facsimile: (402) 393-2369

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LEASE AMENDMENT AGREEMENT